UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 1, 2016

EXCO RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas	001-32743	74-1492779
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12377 Merit Drive Suite 1700, LB 82 Dallas, Texas		75251
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 368-2084

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On September 1, 2016, EXCO Resources, Inc. (the “Company”) entered into a limited consent (the “Limited Consent”) by and among the Company, certain of its subsidiaries, as guarantors, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), and the lenders (the “Lenders”) party to the Company’s Amended and Restated Credit Agreement, dated as of July 31, 2013, as amended (the “Credit Agreement”).

Pursuant to the Limited Consent, the Administrative Agent and the Lenders agreed to, among other things, postpone the scheduled redetermination of the borrowing base under the Credit Agreement (the “Borrowing Base”) from September 1, 2016 to November 1, 2016 (the “Postponed Redetermination”). In connection with the Postponed Redetermination, the aggregate commitments were temporarily reduced to $300 million; provided that the existing Borrowing Base of $325 million is permitted to be used for purposes of calculating the Consolidated Current Ratio (as defined in the Credit Agreement) for the fiscal quarter ending September 30, 2016.

The foregoing description of the Limited Consent is a summary and is qualified in its entirety by the full text of the Limited Consent, a copy of which will be filed by the Company in its quarterly report on Form 10-Q for the fiscal quarter ending September 30, 2016.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXCO RESOURCES, INC. (Registrant)

Date: September 8, 2016

	By:	/s/ Justin Clarke
Name: Justin Clarke
Title: Vice President, General Counsel and Secretary